Exhibit 10.26
FIRST AMENDMENT TO THE
PENSKE AUTOMOTIVE GROUP 401(k) SAVINGS AND RETIREMENT PLAN
(As amended and restated effective January 1, 2009)
     WHEREAS, Penske Automotive Group, Inc. (the “Company”) has adopted and maintains the Penske Automotive Group 401(k) Savings and Retirement Plan, originally effective September 1, 1998, and as thereafter amended and restated effective January 1, 2009 (the “Plan”); and
     WHEREAS, pursuant to Section 14 of the Plan, the Company has reserved the right to amend the Plan at any time; and
     WHEREAS, the Company desires to amend the Plan in good faith for compliance with the provisions of the Pension Protection Act of 2006 and for other interim tax legislation and Internal Revenue Service guidance.
     NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES, the Plan is amended in the following respects:
     1. Section 6 (Distributions) of the Plan is amended for good faith compliance with the HEART Act, effectively immediately, by the addition of a new section 6.2, reading as follows, and the subsequent sections in Section 6 and the cross-references to them are re-numbered accordingly:
“6.2 HEART Act Compliance and Qualified Reservist Distribution.
A.	Special Severance From Employment Rule. For years beginning after December 31, 2008, for purposes of Code Section 401(k)(2)(B)(i)(I), an individual is treated as having been severed from employment during any period the individual is performing service in the uniformed services described in Code Section 3401(h)(2)(A). If an individual elects to receive a distribution by reason of severance from employment as provided in the preceding sentence of this Section 6.2(A), the individual may not make an elective deferral or employee contribution during the six-month period beginning on the date of the distribution.
B.	Special Death Benefits Rule. In the case of a death or disability occurring on or after January 1, 2007, if a Member dies while performing qualified military service as defined in Code Section 414(u), the survivors of the Member are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan as if the Member had resumed and then terminated employment on account of death.
C.	Differential Wage Payments. For years beginning after December 31, 2008, (i) an individual receiving a differential wage payment,

as defined by Code Section 3401(h)(2), shall be treated as an Employee of the Employer making the payment, (ii) the differential wage payment shall be treated as compensation for Plan purposes, and (iii) the Plan shall not be treated as failing to meet the requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit which is based on the differential wage payment; provided, however, that clause (iii) applies only if all employees of the Employer performing service in the uniformed services described in Code Section 3401(h)(2)(A) are entitled to receive differential wage payments (as defined in Code Section 3401(h)(2)) on reasonably equivalent terms and, if eligible to participate in a retirement plan maintained by the Employer, to make contributions based on the payments on reasonably equivalent terms (taking into account Code Sections 410(b)(3), (4), and (5)).
D.	Qualified Reservist Distribution. Notwithstanding any other provision of the Plan, a Member may elect a Qualified Reservist Distribution. A ‘Qualified Reservist Distribution’ is any distribution to an individual who is ordered or called to active duty after September 11, 2001, if: (i) the distribution is from amounts attributable to Plan Pre-Tax Contributions, i.e., elective deferrals ; (ii) the individual was (by reason of being a member of a reserve component, as defined in Section 101 of Title 37, United States Code) ordered or called to active duty for a period in excess of 179 days or for an indefinite period; and (iii) the distribution is made during the period beginning on the date of such order or call, and ending at the close of the active duty period.”
     2. Section 17.2 (QDRO Exception) of the Plan is amended, effective as of April 6, 2007, by the addition of a new paragraph D. at the end thereof, reading as follows:
“D.	Effective April 6, 2007, a domestic relations order that otherwise satisfies the requirements for a qualified domestic relations order under Code Section 414(p) will not fail to be a qualified domestic relations order: (i) solely because the order is issued after, or revises, another domestic relations order or qualified domestic relations order; or (ii) solely because of the time at which the order is issued, including issuance after the annuity starting date or after the Member’s death. Also, a domestic relations order described in the preceding sentence will be subject to the same requirements and protections that apply to other types of qualified domestic relations orders.”

     3.Section 18 (Minimum Distribution Requirements) of the Plan is amended, effective as of January 1, 2009, by the addition of a new section 18.3 at the end thereof, reading as follows:
“18.3 Rule for 2009 Required Minimum Distribution Relief. Notwithstanding any other provision of the Plan, a Member or Beneficiary who would have been required to receive Required Minimum Distributions for 2009 but for the enactment of Code Section 401(a)(9)(H) (‘2009 RMDs’), and who would have satisfied that requirement by receiving distributions that are (A) equal to the 2009 RMDs or (B) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Member, the joint lives (or joint life expectancy) of the Member and the Member’s designated Beneficiary, or for a period of at least ten years (‘Extended 2009 RMDs’), will not receive those distributions for 2009 unless the Member or Beneficiary chooses to receive such distributions. Members and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence. In addition, notwithstanding any other provision of the Plan, and solely for purposes of applying the direct rollover provisions of the Plan, 2009 Required Minimum Distributions and 2009 Extended RMDs will be treated as Eligible Rollover Distributions.”
     IN WITNESS WHEREOF, the Company has caused this First Amendment to the Penske Automotive Group 401(k) Savings and Retirement Plan to be executed by its duly authorized representative this 16th day of December, 2009.

Penske Automotive Group, Inc.
By:	/s/ Calvin C. Sharp
Its: EVP — Human Resources

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